Contact:
Big 5 Sporting Goods Corporation
Barry Emerson
Sr. Vice President and Chief Financial Officer
(310) 536-0611
ICR, Inc.
John Mills
Senior Managing Director
(310) 954-1105
BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2009 FOURTH
QUARTER AND FULL-YEAR RESULTS
•	Achieves Fourth Quarter Earnings per Diluted Share of $0.29 (Including a Net Charge of $0.03 per Diluted Share) Compared to Prior Year Earnings per Diluted Share of $0.17

•	Reports Fiscal 2009 Full-Year Earnings per Diluted Share of $1.01 Compared to Prior Year Earnings per Diluted Share of $0.64

•	Declares Quarterly Cash Dividend of $0.05 per Share
EL SEGUNDO, Calif., March 2, 2010 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fourth quarter and full year ended January 3, 2010.
As the Company previously reported, for the fiscal 2009 fourth quarter, net sales were $237.6 million, compared to net sales of $219.6 million for the fourth quarter of fiscal 2008. Same store sales for the 14-week period ended January 3, 2010 increased 0.1% versus the comparable period in the prior year.
As a result of the fiscal year calendar, the fiscal 2009 fourth quarter included 14 weeks and the fiscal 2009 full year included 53 weeks, compared to 13 weeks and 52 weeks for the respective reporting periods in the prior year. For purposes of reporting same store sales comparisons to the prior year, the Company uses comparable 14-week and 53-week periods.
Gross profit for the fiscal 2009 fourth quarter was $80.8 million, compared to $71.3 million in the fourth quarter of the prior year. The Company’s gross profit margin was 34.0% in the fiscal 2009 fourth quarter versus 32.5% in the fourth quarter of the prior year. The increase in gross profit margin was driven primarily by an increase in merchandise margins of 89 basis points and lower distribution costs as a percentage of net sales.

Selling and administrative expense as a percentage of net sales was 29.4% in the fiscal 2009 fourth quarter versus 29.3% in the fourth quarter of the prior year. The slight increase in selling and administrative expense as a percentage of net sales from the fourth quarter of the prior year was due to recording a net pre-tax charge of $1.0 million, or $0.03 after tax per diluted share, which reflects the establishment of a legal settlement accrual offset by proceeds received from the settlement of a lawsuit relating to credit card fees.
Net income for the fourth quarter of fiscal 2009 was $6.4 million, or $0.29 per diluted share, compared to net income of $3.6 million, or $0.17 per diluted share, for the fourth quarter of fiscal 2008. Results for the fourth quarter of fiscal 2009 include the net charge of $0.03 per diluted share related to legal matters.
For the fiscal 2009 full year ended January 3, 2010, net sales increased $30.8 million, or 3.6%, to $895.5 million from net sales of $864.7 million for fiscal 2008. Same store sales for the 53-week period in fiscal 2009 decreased 0.6% versus the comparable period in the prior year. Net income was $21.8 million, or $1.01 per diluted share, for fiscal 2009, compared to net income of $13.9 million, or $0.64 per diluted share, in fiscal 2008. Results for fiscal 2009 include the net charge of $0.03 per diluted share relating to legal matters. Results for fiscal 2008 included a charge of $0.04 per diluted share related to lease accounting.
“We are pleased with our fourth quarter and full-year results, which reflect the strength of our unique business model and solid execution by our team,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “Throughout our history, we have focused on providing consumers with compelling values on quality products and managing the business effectively and efficiently, a strategy which is particularly well-suited to the current economic environment. Our successful performance enabled us to deliver sales growth and significantly improved earnings over the course of fiscal 2009. For the full year, we posted a 57% increase in net income and generated operating cash flow of $54.1 million, a 37% increase from fiscal 2008. We also have continued to reduce debt levels, ending the year with $55 million of long-term debt compared to $96 million at the end of fiscal 2008.”
Mr. Miller continued, “We have enjoyed positive sales trends during the first quarter of fiscal 2010 to date, as we have benefitted from favorable weather conditions in many of our markets. While we are encouraged by the start of our current quarter, we recognize that the economy remains challenging and the uncertainty experienced in the consumer environment over the last few years has continued into 2010. We remain confident in our overall business approach, and plan to continue to focus on driving sales and managing expenses while strategically increasing our store growth during the year ahead.”

Quarterly Cash Dividend
The Company’s Board of Directors has declared a quarterly cash dividend of $0.05 per share of outstanding common stock, which will be paid on March 22, 2010 to stockholders of record as of March 8, 2010.
Guidance
For the fiscal 2010 first quarter, the Company expects same store sales in the positive low single-digit range and earnings per diluted share in the range of $0.17 to $0.23. For comparative purposes, the Company’s earnings per diluted share for the first quarter of fiscal 2009 were $0.13.
Store Openings
The Company opened two new stores during the fourth quarter of fiscal 2009, bringing its store count at the end of fiscal 2009 to 384 stores, from 381 stores at the end of fiscal 2008. During the fiscal 2010 first quarter, the Company anticipates opening three new stores, including one relocation. The Company currently anticipates opening between 10 and 15 new stores, net of relocations, during fiscal 2010.
Conference Call Information
The Company will host a conference call and audio webcast today, March 2, 2010, at 2:00 p.m. Pacific (5:00 p.m. EST) to discuss financial results for the fiscal 2009 fourth quarter and full year. To access the conference call, participants in North America should dial (888) 510-1765, and international participants should dial (719) 325-2189. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through March 16, 2010 by calling (888) 203-1112; passcode is 9748194.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the western United States, operating 384 stores in 11 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, disruption in product flow, changes in interest rates, credit availability, higher costs associated with current and new sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 28, 2008 and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2009. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.
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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share amounts)

	January 3,	December 28,
	2010	2008

ASSETS

Current assets:
Cash and cash equivalents	$5,765	$9,058
Accounts receivable, net of allowances of $223 and $305, respectively	13,398	16,611
Merchandise inventories, net	230,911	232,962
Prepaid expenses	9,683	8,201
Deferred income taxes	7,723	8,333

Total current assets	267,480	275,165

Property and equipment, net	81,817	94,241
Deferred income taxes	11,327	13,363
Other assets, net of accumulated amortization of $346 and $293, respectively	1,065	1,155
Goodwill	4,433	4,433

Total assets	$366,122	$388,357

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$85,721	$88,079
Accrued expenses	59,314	55,862
Current portion of capital lease obligations	1,904	1,942

Total current liabilities	146,939	145,883

Deferred rent, less current portion	23,832	24,960
Capital lease obligations, less current portion	2,278	2,948
Long-term debt	54,955	96,499
Other long-term liabilities	6,257	6,267

Total liabilities	234,261	276,557

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 23,050,061 and 23,004,087 shares, respectively; outstanding 21,566,766 and 21,520,792 shares, respectively	230	230
Additional paid-in capital	95,259	92,704
Retained earnings	57,738	40,232
Less: Treasury stock, at cost; 1,483,295 and 1,483,295 shares, respectively	(21,366)	(21,366)

Total stockholders’ equity	131,861	111,800

Total liabilities and stockholders’ equity	$366,122	$388,357

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Fiscal Quarter Ended(1)		Fiscal Year Ended(1)
	January 3, 2010	December 28, 2008	January 3, 2010	December 28, 2008

Net sales	$237,629	$219,609	$895,542	$864,650

Cost of sales (2)	156,790	148,337	597,792	579,165

Gross profit (2)	80,839	71,272	297,750	285,485

Selling and administrative expense (3)	69,874	64,298	260,068	257,883

Operating income	10,965	6,974	37,682	27,602

Interest expense	582	1,287	2,465	5,198

Income before income taxes	10,383	5,687	35,217	22,404

Income taxes	3,997	2,085	13,406	8,500

Net income (2) (3)	$6,386	$3,602	$21,811	$13,904

Earnings per share (2) (3):
Basic	$0.30	$0.17	$1.02	$0.64

Diluted	$0.29	$0.17	$1.01	$0.64

Dividends per share	$0.05	$0.09	$0.20	$0.36

Weighted-average shares of common stock outstanding:
Basic	21,457	21,415	21,434	21,608

Diluted	21,840	21,415	21,657	21,619

(1)	Fiscal 2009 comprises a 14-week fiscal quarter and a 53-week fiscal year, whereas fiscal 2008 comprises a 13-week fiscal quarter and a 52-week fiscal year.

(2)	In the second quarter of fiscal 2008, the Company recorded a nonrecurring pre-tax charge of $1.5 million to correct an error in its previously recognized straight-line rent expense, substantially all of which related to prior periods and accumulated over a period of 15 years. This charge reduced net income by $0.9 million, or $0.04 per diluted share. The Company determined this charge to be immaterial to prior periods’ consolidated financial statements.

(3)	In the fourth quarter of fiscal 2009, the Company recorded a net pre-tax charge of $1.0 million, which reflected a legal settlement accrual offset by proceeds received from the settlement of a lawsuit relating to credit card fees. This charge reduced net income in fiscal 2009 by $0.6 million, or $0.03 per diluted share.